SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 12, 2003

CLARKSTON FINANCIAL CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	333-63685 (Commission File Number)	38-3412321 (IRS Employer Identification no.)

15 South Main Street Clarkston, Michigan (Address of principal executive office)		48326 (Zip Code)

Registrant's telephone number, including area code: (248) 625-8585

ITEM 5.         Other Events.

         On December 12, 2003, Clarkston Financial Corporation completed a $4.0 million private placement of floating rate trust preferred securities ("Preferred Securities") through its wholly-owned subsidiary, Clarkston Capital Trust I ("Trust"). The Trust used the net proceeds to purchase a like amount of junior subordinated notes (the "Notes") of Clarkston Financial Corporation.

         The Notes mature March 30, 2034 and accrue and pay interest quarterly at a variable per annum rate, reset quarterly, equal to the 3-month LIBOR plus 2.80%. Clarkston Financial Corporation has the right to redeem the Notes in whole or in part on or after March 30, 2009, in the amount of the principal of the Notes plus an accrued but unpaid interest to the redemption date. The Preferred Securities will pay cumulative preferred dividends at a floating rate equal to the interest rate on the Notes and otherwise have the same or similar terms as the Notes, including redemption and default.

         Clarkston Financial Corporation intends to use the net proceeds from this offering to provide additional capital from time to time for Clarkston State Bank, its wholly-owned subsidiary. Pending investment of the proceeds in Clarkston State Bank, the proceeds will be invested in short-term U.S. government securities. The entire $4.0 million is expected to qualify as Tier 1 capital for regulatory capital purposes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 18, 2003	CLARKSTON FINANCIAL CORPORATION (Registrant)
	By	/s/ J. Grant Smith J. Grant Smith Chief Financial Officer